Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE			December 15, 2008
BUTLER NATIONAL CORPORATION ANNOUNCES SECOND QUARTER FINANCIAL RESULTS AND CONFERENCE CALL

OLATHE, KANSAS, December 15, 2008, - Butler National Corporation (OTC Bulletin Board BUKS), a leading manufacturer and provider of support systems for "Classic" commercial and military aircraft, announces its financial results for the second quarter fiscal 2009 for the period ended October 31, 2008.  In conjunction with the release, the Company has scheduled a conference call Monday, December 22, 2008 at 9:00 AM Central Standard Time.

What: Butler National Corporation Second Quarter Fiscal 2009 Financial Results Conference Call

When: Monday, December 22, 2008 - 9:00 AM Central Standard Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation.  Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the second quarter, the status of new and existing orders, gaming activities and an outlook on the balance of fiscal 2009.

Historical selected financial data related to all operations:
	Quarter Ended October 31			Six Months Ended October 31
	(In thousands except per share data)			(In thousands except per share data)

	2008	2007	2006	2008	2007	2006

Net Sales	$4,056	$4,234	$4,355	$9,260	$8,941	$7,431
Operating Income	(5)	335	433	651	745	596
Net Income	(46)	187	266	272	419	310
Total Assets	32,025	20,856	18,489	32,025	20,856	18,489
Long-term Obligations	6,174	2,528	1,699	6,174	2,528	1,699
Shareholders' Equity	12,462	11,067	10,139	12,462	11,067	10,139
New Product Research and Development Cost	297	801	535	917	1,373	1,034
nr = not reported

Management Comments:

"The highlight of this quarter occurred on September 26, 2008, the Kansas Lottery Gaming Facility Review Board selected Butler National Service Corporation as the developer and manager of the Southwest Gaming Zone located in Dodge City, Kansas. We expect to have the required approvals and agreements in place to break ground on the Boot Hill Casino and Resort by the end of 2008 with an anticipated opening in early December 2009. We look forward to bringing a first-class destination casino and resort to Southwest Kansas.

Our sales for the fiscal quarter-ended October 31, 2008, decreased 4.2% to $4.1 million as compared to $4.2 million for the same period in fiscal 2008.  Net income decreased from $187,000 in fiscal 2008 to ($46,000) for the same period in fiscal 2009. We continue our efforts to improve the profitability in the delivery of high-value "Classic Aviation" products.

We expensed $297,000, 7% of our sales, on product development. We feel this expenditure for the design and development engineering, testing, and certification of new products may help stabilize our long-term revenues and enhance our profits.

Sales from Aircraft Modifications including modified aircraft decreased $254,000 (10.1%) from $2,505,000 in the second quarter of fiscal year 2008 to $2,251,000 in the current quarter of fiscal 2009. Revenues from non RVSM modification services increased $378,000 or 22% in the second quarter of fiscal 2009. RVSM revenues decreased by 83% in the second quarter of fiscal 2009, compared to the second quarter of fiscal 2008. Considerable time was spent on additional certifications for the RVSM STC and certification of special mission STC's for our modification customers. These events reallocated staffing, used shop capacity and reduced RVSM completions.

Sales from Avionics were $435,000 for the three months ended October 31, 2008 compared to $942,000 in the comparable period of the preceding year, a decrease of 54%. Operating loss for the three months ended October 31, 2008 was $152,000 compared to an operating profit of $137,000 for the three months ended October 31, 2007.

Services revenue increased from $377,000 for the three months ended October 31, 2007 to $559,000 for the three months ended October 31, 2008, an increase of 48%. During the three months ended October 31, 2008 we maintained a relatively level volume of long-term contracts with municipalities. Revenue fluctuates due to the introduction of new products and services and the related installations of these products. Our contract with one of our largest customers has been renewed through fiscal 2009. We had an operating profit of $23,000 in Monitoring Services for the three months ended October 31, 2008, compared to $14,000 for the three months ended October 31, 2007.

Revenues from management services related to gaming decreased for the three months ended October 31, 2008, from $364,000 for the quarter ending October 31, 2007 to $266,000 for the quarter ending October 31, 2008.

As of December 1, 2008, our backlog is in excess of $6.5 million. This backlog reflects our product development efforts and the related potential results. Our challenge is to ship the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

We continue into fiscal 2009 with the possibility of exciting projects," commented Clark D. Stewart, President of the Company.

About Butler National Corp:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Hawker/Beechcraft business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above includes "forward-looking statements" as outlined in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference. Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS  66062

Public Relations Phone: 214-498-7775
Phone Office: 913-780-9595
Phone Fax: 913-780-5088

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Direct Investor Relations
Phone office 830-669-2466

For more information, please visit the Company web site:  www.butlernational.com
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